Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this post-effective Amendment No. 2 to the Registration Statement on Form S-3 of our report dated February 20, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of JPMorgan Chase & Co., which appears in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 31, 2008